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                     [LETTERHEAD OF GOLDMAN, SACKS & CO.]

PERSONAL AND CONFIDENTIAL
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                                                               EXHIBIT 99.(b)(9)

October 31, 1999


Board of Directors
Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, California  92660


Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Pacific Life Insurance Company ("Pacific Life"), which shall include, where appropriate, its affiliates, including without limitation, Pacific Asset Management LLC, of the Consideration (as defined herein, with such assumptions reflected in such definition) to be received by Pacific Life pursuant to the Implementation and Merger Agreement dated as of October 31, 1999 by and among affiliates of Allianz of America Inc. ("Allianz"), Pacific Life, PIMCO Advisors L.P. ("PIMCO"), and certain other parties named therein (the "Merger Agreement"), and the Continuing Investment Agreement by and among Allianz and Pacific Life (the "Investment Agreement" and, together with the Merger Agreement, the "Agreements"). As more fully described in the Agreements, (i) Allianz will acquire all outstanding Class A Units of PIMCO (the "Class A Units"), other than those held by Pacific Life, for a purchase price of $38.75 in cash (the "Class A Unit Price"), (ii) Pacific Life will exchange all of its Class A Units for an equivalent number (subject to a reverse split) of Class E Units of PIMCO (the "Class E Units"), and (iii) Pacific Life will enter into a put/call arrangement (the "Put/Call Arrangement") with Allianz with respect to such Class E Units (the "Exchange").

We understand based on discussions with representatives of Pacific Life that, in connection with the transactions contemplated by the Agreements, (i) Pacific Life will relinquish its role as one of two general partners of PIMCO Partners G.P., an affiliate of PIMCO, and Allianz will become the sole managing member of the general partner of PIMCO, (ii) after consummation of the transactions contemplated by the Agreements, the public market for the Class A Units will cease to exist and Pacific Life's liquidity for the Class E Units will be provided solely by the Put/Call Arrangement as outlined in the Investment Agreement, and (iii) under the terms of the Put/Call Arrangement, Pacific Life will immediately have the ability to put the Class E Units to Allianz at the Class A Unit Price, subject to certain adjustments.
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Pacific Life Insurance Company
October 31, 1999
Page Two


Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Pacific Life having provided certain investment banking services to Pacific Life from time to time, including having acted as its financial advisor in connection with its reorganization in September 1997 to a mutual holding structure and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreements. We have also provided certain investment banking services to PIMCO from time to time. In addition, we have provided certain investment banking services to Allianz from time to time, including having acted as its financial advisor in connection with the sale of its subsidiary San Francisco Re in November 1996, as its financial advisor in connection with its acquisition of AGF in May 1998 and as a co-manager for three of its debt issuances from 1996 to 1998. Also, in September 1999, Paul Achleitner, a Managing Director of Goldman, Sachs & Co., was named Chief Financial Officer of Allianz AG, an affiliate of Allianz, effective January 1, 2000. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Pacific Life, PIMCO and Allianz for its own account and for the account of customers. In addition, we may provide investment banking services in the future to PIMCO and Allianz.

In connection with this opinion, we have reviewed, among other things, the Agreements; the Amended and Restated Agreement of Limited Partnership of PIMCO dated June 30, 1999; the Amended and Restated Agreement of Limited Partnership of PIMCO Advisors Holdings L.P. ("Holdings") dated June 30, 1999; Annual Reports on Form 10-K of Holdings; Quarterly Reports on Form 10-Q and certain other interim reports of Holdings; Annual Reports of Pacific Life for the five years ended December 31, 1998 and certain other quarterly reports of Pacific Life; audited GAAP financial statements of Pacific Life, PIMCO and Holdings for the five years ended December 31, 1998; Statutory Annual Statements filed by Pacific Life with the Insurance Department of the State of California for the five years ended December 31, 1998; certain internal financial analyses and forecasts for Pacific Life prepared by the management of Pacific Life; and certain internal financial analyses and forecasts for PIMCO prepared by the management of PIMCO. We also have held discussions with members of the senior managements of Pacific Life, PIMCO and Allianz regarding the Exchange and the other transactions contemplated by the Agreements, and PIMCO's past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Class A Units, compared certain financial and stock market information for PIMCO with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the asset management industry specifically and in other industries generally, and performed such other studies and analyses as we considered appropriate.
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Pacific Life Insurance Company
October 31, 1999
Page Three


We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. As you are aware, the management of PIMCO has informed us that PIMCO has not prepared forecasts beyond the current fiscal year. Accordingly, we note that our review with respect to such forecasts with your consent was based on estimates for PIMCO published by the Institutional Brokers Estimate System. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of PIMCO or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have not been requested to evaluate, and we express no opinion as to, the tax implications to Pacific Life of the Exchange or the transactions contemplated thereby, including the Put/Call Arrangement. We also have not been requested to evaluate, and we express no opinion as to, the cash or other distributions that may be made to Pacific Life as a holder of Class E Units and, with your consent, have evaluated the consideration to be received by Pacific Life pursuant to the Exchange and related transactions assuming Pacific Life had fully exercised on the date hereof its put option with respect to its Class E Units as contemplated by the Put/Call Arrangement and had received upon such exercise the Class A Unit Price for all of its Class E Units (such assumed consideration, the "Consideration"). Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Pacific Life in connection with its consideration of the transactions contemplated by the Agreements and may not be relied upon by any other party, including, without limitation, the Board of Directors of PIMCO or holders of securities of PIMCO. In addition, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

Our opinion is necessarily as of the date hereof, and we express no opinion as to the value of PIMCO in the future, the actual value of the Class E Units when issued to Pacific Life pursuant to the Exchange or the price at which such Class E Units may be sold or otherwise transferred in the future pursuant to the Put/Call Arrangement or otherwise.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Consideration (as defined herein, with such assumptions reflected in such definition) to be received by Pacific Life pursuant to the Agreements is fair from a financial point of view to Pacific Life.

Very truly yours,


/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)